Exhibit 99.(h)(10)

AMENDMENT

To Transfer Agency and Service Agreement dated October 1, 2007 (the “Agreement”)

Between

Each of the Entities, Individually and not Jointly,

as Listed on Schedule A to the Agreement (the “Funds”)

and

Boston Financial Data Services, Inc. (the “Transfer Agent”)

This Amendment is made as of this 1st day of October 2010 the Funds and the Transfer Agent.

In accordance with Section 16.1 (Amendment) of the Agreement, as amended, between the Funds and the Transfer Agent, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.               Section 3.6 (Cost of Living Adjustments).  The first sentence of Section 3.6 shall be amended by inserting the words “first year of” before the words “the Initial Term”.

2.               Section 12.1 (Term) of the Agreement is amended by replacing the first sentence with the following:

“The initial term of this Agreement (the “Initial Term”) shall be from October 1, 2010 through September 30, 2013 unless terminated pursuant to the provisions of this Section 12.”

3.               Schedule 3.1 (Fees and Expenses).  Schedule 3.1 dated October 1, 2007 is replaced by the revised Schedule 3.1 dated October 1, 2010 through September 30, 2013 attached hereto.

4.               All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

5.               In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

6.               This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE AGREEMENT		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/Michael A Pignataro	By:	/s/Arthur J. Dunn

Name:	Michael A. Pignataro	Name:	Arthur J. Dunn

Title:	Chief Financial Officer	Title:	Assistant Vice President

SCHEDULE 3.1

FEES AND EXPENSES

Effective: October 1, 2010 through September 30, 2013

General:  Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.  A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees
Closed Accounts	$2.31/account

Open Accounts
Direct	$11.50/account
Matrix Level 3	$10.25/account

Activity Based Fees
Manual Transactions	$2.75/each
Omnibus Transactions	$2.91/each
Call Center Services*	$1.91/minute

*Note: Minimum of $8,500/mo applies

Additional Annual Fees
Investor	$2.08/Investor
12b-1 Fees	$1.16/account
TPA Relationship	$10,320.00/each
IRA Custodial Fee	$15.00/account

Cusip Fees
Open Funds	$11,750
Closed Funds	$2,500

Omnibus Transparency Full Service Fees
Annual Technology Fee
Accountlets¥
0-500,000	$.45/accountlet
500,001-2,000,000	$.45/accountlet (waived)
2,000,001 and greater	$.10/accountlet

¥Note: An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.

Investigation Fee

Accountlets	Base Fee/month
0-50,000	$3,000 (includes 25 investigations¥¥)
50,001-100,000	$4,000 (includes 50 investigations¥¥)
100,001 and greater	$5,000 (includes 100 investigations¥¥)

¥¥Note: There is a $12.00 fee for each investigation that exceeds the allowance limit.

Schedule 3.1 - 1

Reimbursable Expenses	Billed as Incurred

In accordance with Section 3.2 of the Agreement.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE AGREEMENT		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/Michael A Pignataro	By:	/s/Arthur J. Dunn

Name:	Michael A. Pignataro	Name:	Arthur J. Dunn

Title:	Chief Financial Officer	Title:	Assistant Vice President

Schedule 3.1 - 2